Exhibit 10.4

EXECUTION COPY

SHARED SERVICES AGREEMENT
between
GENWORTH FINANCIAL, INC.
and
ENACT HOLDINGS, INC.
DATED August 4, 2021

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TABLE OF CONTENTS

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This SHARED SERVICES AGREEMENT, dated August 4, 2021 (this “Agreement”), is made by and between GENWORTH FINANCIAL, INC., a Delaware corporation (“Genworth”) and ENACT HOLDINGS, INC., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, the Company is a direct, wholly owned Subsidiary of Genworth Holdings, Inc., a Delaware corporation, which is an indirect, wholly owned Subsidiary of Genworth; and
WHEREAS, the Parties hereto intend to provide that, on the terms and subject to the conditions set forth in this Agreement: (a) Genworth will continue to provide, or cause to continue to be provided, certain administrative and support services and other assistance to the Company, each subsidiary of the Company, and each other Person that is controlled either directly or indirectly by the Company as of the Effective Date or thereafter during the term of this Agreement (collectively, the “Company Group”) in accordance with the terms and subject to the conditions set forth herein, and (b) the Company will continue to provide, or cause to continue to be provided, certain administrative and support services and other assistance to Genworth and its Affiliates, (collectively, the “Genworth Group”) in accordance with the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:
Article I

DEFINITIONS
Section 1.01Certain Defined Terms
Capitalized terms used in this Agreement shall have the meanings set forth below or elsewhere in the Agreement:
“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Affiliate(s)” means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that, solely for purposes of this Agreement, from and after the Effective Date, no member of the Company Group shall be deemed an Affiliate of any member of the Genworth Group and no member of the Genworth Group shall be deemed an Affiliate of any member of the Company Group.
“Additional Services” shall have the meaning set forth in Section 2.01(d).
“Agreement Termination Date” shall have the meaning set forth in Section 9.01(a).
“Benefit Arrangement” means, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not an employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to

ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, paid or unpaid leave, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, supplemental retirement, pension or savings benefits, supplemental income, retiree benefit or other fringe benefit (whether or not taxable), or employee restrictive covenant agreement or loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates or is otherwise a party), and including workers’ compensation plans, policies, programs and arrangements.
“Business Day” means Monday to Friday, except for any day on which banking institutions in New York, New York, Richmond, Virginia or Raleigh, North Carolina are authorized or required by applicable Law or executive order to close.
“Company Business” means (a) the current businesses of the members of the Company Group; and (b) those terminated, divested or discontinued businesses within the last two (2) years which are or should be included as historical operations of the Company Group.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.
“Company Divested Unit” shall have the meaning set forth in Section 10.09(b).
“Company Indemnified Parties” shall have the meaning set forth in Section 10.09(b).
“Company Service(s)” shall have the meaning set forth in Section 2.01(b).
“Company Services Manager” shall have the meaning set forth in Section 2.05.
“Company Substitute Service(s)” shall have the meaning set forth in Section 2.01(b).
“Company Purchasing Rights” shall have the meaning set forth in Section 3.01(a)
“Company Vendor Agreements” shall have the meaning set forth in Section 3.01(b)
“Confidential Information” means any information disclosed by a party to another party in connection with the Services, including Personal Information, whether before or after the date of this document, but excluding information that: (a) was in the public domain at the date of this document; (b) became part of the public domain after the date of this document otherwise than as a result of disclosure by the Receiving Party in breach of this agreement; or (c) is independently developed by the Receiving Party.
“Consents” shall have the meaning set forth in Section 4.01.
“Data Security and Cybersecurity Program” means Genworth’s data security and cybersecurity program that includes, among other things data protection and cybersecurity policies, as amended by Genworth from time to time.
“Direct Bill Charge” shall be a charge associated with a Service indicated as a direct bill in Schedule A.

“Disclosing Party” shall have the meaning set forth in Section 10.10(e).
“Divested Units” means Genworth Financial Mortgage Company Canada now known as Sagen, Genworth Mortgage Insurance Australia Limited, Genworth Financial Mortgage Insurance Pty Limited, Genworth Financial Mortgage Indemnity Limited, and Balmoral Insurance Company Limited.
“Effective Date” means the date indicated in the first paragraph of this Agreement.
“Excluded Services” means those services, systems, functions and responsibilities listed in Schedule C.
“Extension Notice” shall have the meaning set forth in Section 9.01(b).
“Extension Period” shall have the meaning set forth in Section 9.01(c).
“Force Majeure” means, with respect to a party, any event beyond the control of such party (or any Person acting on its behalf), which by its nature could not have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, acts of God, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, riots, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamities, or one or more acts of terrorism or failure of energy sources.
“Genworth Business” means the businesses owned or managed, directly or indirectly, by the Genworth Group immediately prior to the Effective Date that, prior to the Effective Date, was receiving any service or support substantially the same as the Company Services from any member of the Company Group
“Genworth Charges Cap” shall have the meaning set forth in Section 5.01(d).
“Genworth Group” shall have the meaning set forth in the Recitals.
“Genworth Divested Unit” shall have the meaning set forth in Section 10.09(b).
“Genworth Indemnified Parties” shall have the meaning set forth in Section 3.01(c).
“Genworth Purchasing Rights” shall have the meaning set forth in Section 3.01(b).
“Genworth Services” shall have the meaning set forth in Section 2.01(a).
“Genworth Substitute Service” shall have the meaning set forth in Section 2.01(a).
“Genworth Services Manager” shall have the meaning set forth in Section 2.04.
“Genworth Vendor Agreements” shall have the meaning set forth in Section 3.01(a).
“Governmental Authorities” shall have the meaning set forth in Section 4.02(d).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented.
“Improvement” means any enhancement, modification, derivative work, improvement or other change of or to any Intellectual Property in respect of performance of any Services or any Additional Services, and includes any enhancement, modification, derivative work, improvement or other change of or to any of Genworth’s Intellectual Property or Company’s Intellectual Property made by a Provider in respect of performance of any Services or Additional Services under this Agreement but specifically excludes any Recipient Data or any enhancement, modification, derivative work or other change made by any party in providing any IT services, including in connection with any Technology provided or to which access is given.
“Indemnified Party” means a person entitled to receive indemnification pursuant to this Agreement.
“Indemnifying Party” means a Party obligated to provide indemnification pursuant to this Agreement.
“Information Systems” means computing, telecommunications or other digital operating or processing systems or environments, including computer programs, data, databases, computers, computer libraries, communications equipment, networks and systems.
“Insolvency Event” means:
(i)    in respect of the Company and its Affiliates, being involuntarily placed in liquidation, reorganization, winding up, administration, supervision, conservation, or having a receiver, trustee, custodian, sequestrator, conservator, liquidating agent, liquidator, administrator or other similar official appointed to it or any of its property, being unable to pay its debts or otherwise insolvent, or taking any step that could result in being placed in liquidation, reorganization, winding up, administration, supervision, conservation, or having a receiver, trustee, custodian, sequestrator, conservator, liquidating agent, liquidator, administrator or other similar official appointed to it;
(ii)    in respect of Genworth and its Affiliates, being involuntarily placed in liquidation, reorganization, winding up, administration, supervision, conservation, or having a receiver, trustee, custodian, sequestrator, conservator, liquidating agent, liquidator, administrator or other similar official appointed to it or any of its property, being unable to pay its debts or otherwise insolvent, or taking any step that could result in being placed in liquidation, reorganization, winding up, administration, supervision, conservation, or having a receiver, trustee, custodian, sequestrator, conservator, liquidating agent, liquidator, administrator or other similar official appointed to it.
“Intellectual Property” means all patents, copyrights, mask works, trade secrets, inventions, designs, ideas, improvements, works of authorship, recordings, other proprietary and confidential information and licenses from third Persons granting the right to use any of the foregoing.
“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order or other requirement enacted, promulgated, issued, communicated or entered by a Governmental Authority.

“Liabilities” means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Parties” means Genworth and the Company.
“Omitted Service” shall have the meaning set forth in Section 2.01(c)
“Other Costs” shall have the meaning set forth in Section 5.02.
“Overhead Allocation Charge” shall be a charge associated with a Service indicated as an overhead allocation charge in Schedule A.
“Personal Information” means information or data that meets the definition of “personally identifiable information”, “personal information”, “personal data” or other similar terms under applicable Laws and in any event includes information or data that is nonpublic information or an opinion about an individual whose identity is reasonably ascertainable from that information.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Privacy Act” means the Privacy Act of 1974, as amended and supplemented.
“Provider” means the party, including any member of the Genworth Group or the Company Group, or any of their respective Affiliates, providing a Service under this Agreement.
“Receiving Party” shall have the meaning set forth in Section 10.10(e).
“Recipient” means the party, including any member of the Genworth Group or the Company Group, or any of their respective Affiliates, to whom a Service under this Agreement is being provided.
“Recipient Data” means data (including any documents, materials or other information in any form) that is owned by or created on behalf of the Recipient or otherwise relates predominantly to the business of the Recipient, even if also used in the business of the Provider, and includes any enhancement, modification, derivative work, improvement or other change of or to the data but excludes Genworth’s Intellectual Property and Company’s Intellectual Property, as applicable, and any other data already in the possession or control of the Provider, except where Genworth’s Intellectual Property or Company’s Intellectual Property, as applicable, or such other data, was developed or otherwise in the possession or control of the Provider as a result of the Provider providing services that are the same as, or of the nature of, the Services to the Recipient before the date of this Agreement.
“Representatives” means a Person’s Affiliates and their respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors and consultants.

“Security Incident” means any confirmed unauthorized access to, disruption, or misuse of Confidential Information or Personal Information or an Information System on which Confidential or Personal Information is stored.
“Service(s)” means, individually and collectively, the Genworth Services, Company Services and Undertakings.

“Service Charge(s)” shall have the meaning set forth in Section 5.01(a).
“Service Termination Date” shall have the meaning set forth in Section 9.01(a).
“Software” means the object and source code versions of computer programs and any associated documentation therefor.
“Standard for Services” shall have the meaning set forth in Section 2.07.
“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Supplier Agreement” means any corporate purchasing contracts, master services agreements, vendor contracts, software and other Intellectual Property licenses or similar agreements used by a party to provide the Services.
“Tax Allocation Agreement” means the Amended and Restated Tax Allocation Agreement executed by the Parties and dated May 14, 2021.
“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, programs, models, routines, confidential and proprietary information, databases, tools, inventions, invention disclosures, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.
“Terminated Service” has the meaning set forth in Section 9.01(g).
“Trigger Date” means the first date on which Genworth ceases to beneficially own more than fifty percent (50%) of the outstanding Company Common Stock.

“Undertakings” means, collectively, the obligations of Genworth and its Affiliates and the Company and its Affiliates set forth in Article III.
“Vendor Agreements” shall have the meaning set forth in Section 3.01(b)
“Virus” means computer instructions or other Software: (a) that adversely affect the operation, security or integrity of an Information System, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (b) that without functional purpose, self-replicate without manual intervention; (c) that purport to perform a useful function but which actually perform either a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources; and/or (d) the effect of which is to permit unauthorized access to, or disable, erase, or otherwise harm, any computer, systems or Software.
Section 1.02Interpretation.
In this Agreement (i) a reference to the provision by Genworth of a Genworth Service to the Company is a reference to the provision of the relevant Genworth Service by any member of the Genworth Group to any member of the Company Group; and (ii) a reference to the provision by the Company of a Company Service to Genworth is a reference to the provision of the relevant Company Service by any member of the Company Group to any member of the Genworth Group.
Article II

SERVICES AND TERMS
Section 2.01Services
(a)During the period commencing on the Effective Date and ending on the applicable Service Termination Date, subject to the terms and conditions set forth in this Agreement, Genworth shall provide or cause to be provided to the Company, whether for the benefit of the Company itself or for the applicable members of the Company Group, the services listed in Schedule A (the “Genworth Services”). The “Genworth Services” also shall include (i) any Services to be provided by Genworth to the Company as agreed pursuant to Section 10.03, and (ii) any Genworth Substitute Service (as defined below); provided, however, that (1) the scope of each Genworth Service shall be substantially the same as the scope of such service provided by Genworth to the Company the last time prior to the Effective Date (or, as applicable, in the most recent relevant period) that such service was provided by Genworth to the Company in the ordinary course, (2) the use of each Genworth Service by the Company, or any member of the Company Group, shall include use by the Company Group’s contractors in substantially the same manner as used by the contractors of the Company Group prior to the Effective Date and (3) except as provided in Section 10.09 (and subject to Section 10.03(d)), nothing in this Agreement shall require that any Genworth Service be provided other than for use in, or in connection with the Company Business. If, for any reason, Genworth is unable to provide or cause to be provided any Genworth Service to the Company pursuant to the terms of this Agreement, Genworth shall provide or cause to be provided to the Company, or any member of the Company Group, as applicable, a substantially equivalent service (a “Genworth Substitute Service”) at or below the cost of the substituted Genworth Service as set forth in Schedule A and otherwise in accordance with the terms of this Agreement, including the Standard for Services.
(b)During the period commencing on the Effective Date and ending on the applicable Service Termination Date, subject to the terms and conditions set forth in this Agreement, the Company shall provide or cause to be provided to Genworth, whether for Genworth itself or for the benefit of the Genworth Group and/or the Divested Units the services listed in Schedule B (the “Company Services”). The “Company Services” also shall include (i) any Services to be provided by the Company to Genworth as agreed pursuant to Section 10.03 and (ii) any Company Substitute Service; provided, however, that (1) the scope of each Company Service shall be substantially the same as the scope of such service provided by the Company to Genworth the last time prior to the Effective Date (or, as applicable, in the most recent relevant period) that such service was provided by the Company to Genworth in the ordinary course, (2) the use of each Company Service by Genworth shall include use by the Genworth Group’s contractors in substantially the same manner as used by the contractors of the Genworth Group prior to the Effective Date and (3) except as provided in Section 10.09 (and subject to Section 10.03(d)), nothing in this Agreement shall require that any Company Service be provided other than for use in, or in connection with the Genworth Business. If, for any reason, the Company is unable to provide or cause to be provided any Company Service to Genworth pursuant to the terms of this Agreement, the Company shall provide or cause to be provided to Genworth a substantially equivalent service (a “Company Substitute Service”) at or below the cost for the substituted Company Service as set forth in Schedule B and otherwise in accordance with the terms of this Agreement, including the Standard for Services.

(c)Omitted Services. The Parties each have used commercially reasonable efforts to identify and describe the Services. However, the Parties acknowledge and agree that there may be services which are not identified on the Schedules that (i) (A) were provided by a party or its Affiliates to the other party in the four (4) months prior to the Effective Date and (B) are necessary for the Company or Genworth, as applicable, to operate the manner that such party operated in the twelve (12) months prior to the Effective Date (collectively, the “Omitted Services”). Each party may provide written notice to the other party requesting such Omitted Services setting forth in reasonable detail a description of the requested Omitted Service(s) and the proposed start date (a) at any time during the first one hundred and twenty (120) days following the Effective Date. The Parties agree to cooperate and negotiate in good faith using commercially reasonable efforts in order to come to an agreement regarding the provision of Omitted Services on reasonable terms and conditions that are mutually agreed to by the Parties; provided, however, that (x) the Omitted Services shall be provided in substantially the same manner and on substantially similar terms and conditions as were applicable prior to the Effective Date and the price for such Omitted Services shall be set in accordance with the methodologies set forth in Section 5.01, (y) the Provider shall be afforded a reasonable period of time to commence providing any Omitted Service after such service becomes a Service, and (z) in no event shall a Provider be obligated to provide an Excluded Service, an Omitted Service that, as of the Effective Date, is being performed by a third party, and/or an Omitted Service that the Provider no longer provides to itself or any of its Affiliates. Any Omitted Services shall in all respects be subject to the terms of this Agreement, shall be considered added to Schedule A or Schedule B, as applicable, shall constitute an amendment to this Agreement which shall be signed by the Parties and shall thereafter be considered a Service. Unless otherwise agreed by the Parties, the term for such Omitted Services shall be no later than the latest Service Termination Date of the Services on Schedule A or Schedule B, as applicable.
(d)Additional Services. After the Effective Date, Genworth or the Company, as applicable, may submit a written request for services to the other party that are not Services (“Additional Services”). The party to whom such request is made shall consider such request in good faith and if such party agrees to provide an Additional Service then a representative of each party shall in good faith negotiate the applicable terms of such Additional Service, including a description in of the service, term, and fees for such Additional Service; provided, that unless otherwise agreed to by the Parties, the Recipient shall pay all nonrecurring out-of-pocket and set up costs incurred by the Provider in connection with its provision of the Additional Services as Other Costs under Section 5.02 and the Recipient must pay those Other Costs in accordance with this Agreement.
(e)This Agreement shall not assign any rights to Technology or Intellectual Property between the Parties other than as specifically set forth herein. Except as set out in this Agreement, as between the Parties, all Intellectual Property controlled by a Provider as of the Effective Date in respect of Services to be provided by that Provider as at the date of this Agreement will remain controlled by that Provider. Except as set out in this Agreement, if a Provider agrees to provide Additional Services, as between the Parties, all Intellectual Property controlled by the Provider at the time it receives the request for the Additional Services in respect of those Additional Services will remain controlled by that Provider. Except as set out in Section 2.01(h) or as may otherwise be agreed by the Parties at the time, if a Provider develops any new Intellectual Property or any Improvement in the course of providing any Services or Additional Services under this Agreement, the Provider owns all such Intellectual Property.
(f)To the extent that any member of the Company Group as a Provider requires the use of any of Genworth’s Intellectual Property, or any member of the Genworth Group as a Provider requires the use of any of Company’s Intellectual Property, to provide any

Services or Additional Services under this Agreement, the relevant Recipient hereby grants a license of the relevant Intellectual Property subject to the following limitations:
(i)the purpose for which the relevant Intellectual Property may be used is for the sole and limited purpose of delivering the Services or Additional Services under this Agreement and not for use by, as applicable, the Company or a member of the Company Group in the Company Business or by Genworth or a member of the Genworth Group in the Genworth Business; and
(ii)the relevant Intellectual Property may be used by the relevant Provider in such limited territory as is required to provide the Services or Additional Services.
(g)As between the Recipient and the Provider, all Intellectual Property in Recipient Data is owned by the Recipient, and by this Agreement the Provider hereby assigns absolutely, at no additional cost, all right, title and interest, including all Intellectual Property, in and to the Recipient Data, so that all such right, title and interest, worldwide vests in the Recipient on the Effective Date of this Agreement or where such Recipient Data is newly created Recipient Data, vests immediately and automatically in the Recipient on creation, in each case, without any additional consideration;
(h)If a Recipient requests that a Provider develop any new Intellectual Property, whether in respect of any Services or Additional Services, or any Improvement, the Parties will agree upon the ownership of the new Intellectual Property or Improvement at the time of the request from the Recipient and before the Provider develops the new Intellectual Property or Improvement, and in the absence of such agreement being reached at that time, as between the Parties, if the new Intellectual Property or Improvement is created exclusively for the use of the Recipient in its business and the Recipient is required to pay any amount (as agreed upon in writing by the Provider and the Recipient) to the Provider in relation to the creation of the new Intellectual Property or Improvement and the Recipient pays all such amounts to the Provider, the Recipient will own such Intellectual Property and by this Agreement, the Provider hereby assigns absolutely, at no additional cost, all right, title and interest in and to the new Intellectual Property or Improvement (and for the avoidance of doubt, other than in respect of any part of the new Intellectual Property or Improvement in existence immediately before the request from the Recipient under this paragraph), so that all such right, title and interest, worldwide vests in the Recipient on payment of all such amounts by the Recipient to the Provider, and if the new Intellectual Property or Improvement is not created exclusively for the use of the Recipient in its business or the Recipient is not required to pay any amount to the Provider in relation to the creation of the new Intellectual Property or Improvement, the Provider will own such Intellectual Property under Section 2.01(e). Notwithstanding the foregoing, to the extent that a Provider develops any Improvement to Recipient’s Intellectual Property, the Recipient (or its designee) shall own all such Intellectual Property.
(i)To the extent that:
(A)any Recipient Data was in the possession or control of the Provider and used in the business of the Provider (other than for the sole purpose of providing services to the Recipient) before the date of this Agreement, the Recipient hereby grants to the Provider a perpetual, irrevocable, fully paid up, royalty-free, non-exclusive, non-transferable license with no right to sublicense (other than to Affiliates of the Provider) to use and modify the Recipient Data in the business of the Provider and its Affiliates;

(B)the Provider requires the use of any Recipient Data, new Intellectual Property or Improvement owned by the Recipient under this Agreement to provide any Services or Additional Services under this Agreement, the Recipient hereby grants to the Provider, a fully paid up, royalty-free, non-exclusive, non-transferable license, of such Recipient Data, new Intellectual Property or Improvement, with the right to sublicense, for the sole purpose of delivering the Services or Additional Services under this Agreement; and
(C)any new Intellectual Property or Improvement is owned by the Provider under this Agreement, the Provider grants the Recipient a perpetual, irrevocable, fully paid up, royalty-free, non-exclusive, non-transferable license, with no right to sublicense (other than to Affiliates of the Recipient), to use and modify the new Intellectual Property or Improvement in the business of the Recipient and its Affiliates.
(j)In addition to the Service Charges, the Parties hereto acknowledge and agree that, in connection with the initial implementation, provision, receipt and transition of the Services, there will be certain nonrecurring, out-of-pocket costs incurred by Genworth or the Company. Each party shall pay its own such costs as they are incurred. For greater certainty, such costs shall not constitute “Other Costs” for purposes of Section 5.02.
(k)Throughout the term of this Agreement, the Provider and the Recipient of any Service shall cooperate with one another and use their good faith, commercially reasonable efforts to effect the efficient, timely and seamless provision and receipt of such Service.
Section 2.02Information Systems Services.
(a)Any Services relating to Information Systems shall be provided consistent and in accordance with the Data Security and Cybersecurity Program.
(b)During the term of this Agreement, each party shall implement practices to scan, prior to coding or introducing elements into the Services and/or Information Systems, for Viruses or similar items that are consistent and in accordance with the Data Security and Cybersecurity Program. If a Virus or any similar item is found to have been introduced into the Services or Information Systems, the Parties shall use their commercially reasonable efforts to cooperate and to diligently work together to remedy the effects of such Virus or similar item.
(c)Computer Based Resources.
(i)Prior to the Trigger Date, Company shall continue to have reasonable access to the Information Systems of Genworth (whether directly or remotely, and including reasonable physical or logical entry or access) consistent and in accordance with the Data Protection and Cyber Security Policy. On and after the Trigger Date, Company shall not have access to all or any part of the Information Systems of Genworth, except to the extent, and consistent and in accordance with the Data Protection and Cyber Security Policy, necessary for Company to perform Company Services or receive and enjoy the full benefit of, the Genworth Services (subject to Company complying with Genworth’s security policies, procedures and requirements (including physical security, network access, and confidentiality and personal data security guidelines); provided, that Company has had a commercially reasonable period of time in which to comply with such security measures).
(ii)Prior to the Trigger Date, Genworth shall continue to have reasonable access to the Information Systems of Company (whether directly or remotely,

and including reasonable physical or logical entry or access). On and after the Trigger Date, Genworth shall not have access to all or any part of the Information Systems of Company, except to the extent necessary for Genworth to perform the Genworth Services or receive and enjoy the full benefit of, Company Services (subject to Genworth complying with the Company’s security policies, procedures and requirements (including physical security, network access, and confidentiality and personal data security guidelines); provided, that Genworth has had a commercially reasonable period of time in which to comply with such security measures).
(d)Changes to Services. A Provider may (i) reasonably supplement, modify, substitute or otherwise alter the manner in which the Services are provided or (ii) change the Services in order to comply with any requirements under applicable Law; provided that in either case of clause (i) or (ii) such supplement, modification, substitute or other alteration or change does not affect the quality of the Services in any material respect.
Section 2.03Additional Support.
(a)During the term of this Agreement, Genworth shall provide, or cause to be provided, the following support, which support shall be in addition to the Genworth Services described in Schedule A, at cost to the Company Group except for any applicable Other Costs to be determined and paid in accordance with Article V:
(i)Genworth shall provide, or cause to be provided, current and reasonably available historical data related to the Genworth Services as reasonably required by the Company, or a member of the Company Group, as applicable, in a manner and within a time period as mutually agreed by the Parties; and
(ii)Genworth shall make reasonably available to the Company Group employees and contractors of Genworth whose assistance, expertise or presence is necessary to assist the Company’s transition team in establishing a fully functioning stand-alone environment in respect of the Company Business and the timely assumption by the Company, or by a supplier to the Company, of the Genworth Services.
(b)During the term of this Agreement, the Company shall provide, or cause to be provided, the following support, which support shall be in addition to the Company Services described in Schedule B, at cost to Genworth except for any applicable Other Costs to be determined and paid in accordance with Section 5.02:
(i)the Company shall provide, or cause to be provided, current and reasonably available historical data related to the Company Services as reasonably required by Genworth or a member of the Genworth Group, as applicable, in a manner and within a time period as mutually agreed by the Parties; and
(ii)the Company shall make reasonably available to Genworth employees and contractors of the Company Group whose assistance, expertise or presence is necessary to assist Genworth’s transition team in establishing a fully functioning stand-alone environment in respect of the Genworth Business and the timely assumption by Genworth, or by a supplier of Genworth, of the Company Services.
Section 2.04Genworth Services Manager.
Genworth will designate a dedicated services account manager (the “Genworth Services Manager”) who will be directly responsible for coordinating and managing the delivery of the Genworth Services and will have authority to act on Genworth’s behalf with respect to the

Services. The Genworth Services Manager will work with the Company Services Manager to address the Company’s issues and the Parties’ relationship under this Agreement.
Section 2.05Company Services Manager.
The Company will designate a dedicated services account manager (the “Company Services Manager”) who will be directly responsible for coordinating and managing the delivery of the Services by the Company and will have authority to act on the Company’s behalf with respect to the Services. The Company Services Manager will work with the Genworth Services Manager to address Genworth’s issues and the Parties’ relationship under this Agreement.
Section 2.06Performance and Receipt of Services.
The following provisions shall apply to the Services:
(a)Security. Each Provider and Recipient shall at all times comply with the Data Security and Cybersecurity Program with respect to the performance, access and/or use of the Services.
(b)Reasonable Care. Each Provider and Recipient shall at all times comply with the Data Security and Cybersecurity Program when providing and receiving the Services to (i) prevent access to the Services by unauthorized Persons and (ii) not damage, disrupt or interrupt the Services.
(c)Status. Each Provider shall, consistent and in accordance with the Data Security and Cybersecurity Program, provide each Recipient such information regarding the status of the Services being provided as may be reasonably requested by the Recipient from time to time.
Section 2.07Standard for Services.
Except as otherwise provided in this Agreement (including in Schedule A and Schedule B hereto), the Provider agrees to (a) perform the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than the nature, quality, standard of care and service levels at which the substantially same services were performed by or on behalf of the Provider during the last twelve (12) months, (i) to Recipient prior to the Effective Date where such services were performed by or on behalf of the Provider in the ordinary course or (ii) to itself or its Affiliates during the term of this Agreement and (b) pass-through any service levels made available to the Provider for a Service performed by a subcontractor (the “Standard for Services”).
Section 2.08Insurance.
Each Provider shall maintain sufficient insurance coverage in respect of its provision of Services in accordance with customary market practices and shall provide the Recipient such evidence of such insurance coverage as the Recipient may reasonably request.
Article III

OTHER ARRANGEMENTS
Section 3.01Vendor Agreements.

(a)During the period beginning on the Effective Date and ending on the relevant Agreement Termination Date, Genworth is or may become a party to certain corporate purchasing contracts, master services agreements, vendor contracts, software and other Intellectual Property licenses or similar agreements unrelated to the Genworth Services (the “Genworth Vendor Agreements”) under which (or under open work orders thereunder) the Company and its Affiliates purchase goods or services, license rights to use Intellectual Property and realize certain other benefits and rights. The Parties hereby agree that the Company and its Affiliates shall continue to retain the right to purchase goods or services and continue to realize such other benefits and rights under each Genworth Vendor Agreement to the extent allowed by such Genworth Vendor Agreement (“Company Purchasing Rights”) until the expiration or termination date of such Company Purchasing Rights pursuant to the terms of such Genworth Vendor Agreement (including any voluntary termination of such Genworth Vendor Agreement by Genworth). Additionally, for so long as the Company Purchasing Rights remain in full force and effect under a Genworth Vendor Agreement and the Company or its Affiliates continue to exercise their Company Purchasing Rights under such Genworth Vendor Agreement and for a period of six (6) months thereafter, Genworth shall use its commercially reasonable efforts, upon the written request of the Company, to assist the Company in obtaining a purchasing contract, master services agreement, vendor contract or similar agreement directly with the third party provider that is a party to the Genworth Vendor Agreement. If:
(i)Genworth has the right to allow the Company, any members of the Company Group, or any of their respective Affiliates to continue exercising the right to purchase goods or services as Company Purchasing Rights under a Genworth Vendor Agreement beyond the Agreement Termination Date; and
(ii)the Company requests from Genworth an extension of those Company Purchasing Rights under that Genworth Vendor Agreement beyond the Agreement Termination Date, then Genworth will continue to allow the Company, any members of the Company Group, and any of their respective Affiliates to exercise those Company Purchasing Rights under that Genworth Vendor Agreement until the earlier of:
(A) twelve (12) months after the Agreement Termination Date; and
(B) the date that Genworth ceases to have the right to allow the Company, members of the Company Group, or their respective Affiliates to continue exercising Company Purchasing Rights under that Genworth Vendor Agreement.
(b)During the period beginning on the Effective Date and ending on the relevant Agreement Termination Date, the Company is or may become a party to certain corporate purchasing contracts, master services agreements, vendor contracts, software and other Intellectual Property licenses or similar agreements unrelated to the Company Services (the “Company Vendor Agreements” and, together with the Genworth Vendor Agreements, the “Vendor Agreements”) under which (or under open work orders thereunder) Genworth and its Affiliates purchase goods or services, license rights to use Intellectual Property and realize certain other benefits and rights. The Parties hereby agree that Genworth and its Affiliates shall continue to retain the right to purchase goods or services and continue to realize such other benefits and rights under each Company Vendor Agreement to the extent allowed by such Company Vendor Agreement (“Genworth Purchasing Rights”) until the expiration or termination date of such Genworth Purchasing Rights pursuant to the terms of such Company

Vendor Agreement (including any voluntary termination of such Company Vendor Agreement by the Company). Additionally, for so long as the Genworth Purchasing Rights remain in full force and effect under a Company Vendor Agreement and Genworth or its Affiliates continue to exercise their Genworth Purchasing Rights under such Company Vendor Agreement and for a period of six (6) months thereafter, the Company shall use its commercially reasonable efforts, upon the written request of Genworth, to assist Genworth in obtaining a purchasing contract, master services agreement, vendor contract or similar agreement directly with the third party provider that is a party to a Company Vendor Agreement. If:
(i)the Company has the right to allow Genworth and its Affiliates to continue exercising the right to purchase goods or services as Genworth Purchasing Rights under a Company Vendor Agreement beyond the Agreement Termination Date; and
(ii)Genworth requests from the Company an extension of those Genworth Purchasing Rights under that Company Vendor Agreement beyond the Agreement Termination Date,
Then the Company will continue to allow Genworth and its Affiliates to exercise those Genworth Purchasing Rights under that Company Vendor Agreement until the earlier of:
(A) twelve (12) months after the Agreement Termination Date; and
(B) the date that the Company ceases to have the right to allow Genworth or its Affiliates to continue exercising Genworth Purchasing Rights under that Company Vendor Agreement.
(c)The Company shall indemnify defend and hold harmless on an After-Tax Basis each member of the Genworth Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Genworth Indemnified Parties”), from and against any and all Liabilities of the Genworth Indemnified Parties relating to, arising out of or resulting from any members of the Company Group, or any of their respective Affiliates purchasing goods or services, licensing rights to use Intellectual Property or otherwise realizing benefits and rights under any Genworth Vendor Agreements.
(d)Genworth shall indemnify, defend and hold harmless on an After-Tax Basis each member of the Company Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”), from and against any and all Liabilities of the Company Indemnified Parties relating to, arising out of or resulting from Genworth or any of its Affiliates purchasing goods or services, licensing rights to use Intellectual Property or otherwise realizing benefits and rights under any Company Vendor Agreements.
(e)“After-Tax Basis” means, with respect to any indemnification payment to be actually or constructively received by any Person, the amount of the payment (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of an indemnification payment hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from incurring or paying such Liability. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnification payment hereunder or incurring or paying any indemnified Liability. Any indemnification payment hereunder shall initially be made without regard to this Section 3.01 and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have “actually realized” a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnification payment or the incurrence or payment of such Liability, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any “determination” (within the meaning of Section 1313 of the Code) with respect to the Indemnified Party’s liability for Taxes, and payments between such indemnified Parties to reflect such adjustment shall be made if necessary. Notwithstanding any other provision of this Agreement, to the extent permitted by applicable Law, the Parties hereto agree that any indemnity payment made hereunder shall be treated as a capital contribution or dividend distribution, as the case may be, immediately prior to the date of any initial public offering of Company Common Stock, and, accordingly, not includible in the taxable income of the recipient or deductible by the payor.
Section 3.02Termination of Agreements.
(a)Except as set forth in Section 3.02(b), and commencing as of the Effective Date, the below-listed agreements shall terminate, and this Agreement shall replace, solely with respect to the Company Group, the following agreements and arrangements:
(i)the Services and Shared Expenses Agreement, dated as of January 1, 2004, by and among Genworth North America Corporation (formerly known as GNA Corporation), Genworth Mortgage Insurance Corporation (formerly known as General Electric Mortgage Insurance Corporation), Genworth Mortgage Insurance Corporation of North Carolina (formerly known as General Electric Mortgage Insurance Corporation of North Carolina), Genworth Mortgage Reinsurance Corporation of North Carolina (formerly known as GE Mortgage Reinsurance Corporation of North Carolina), Genworth Financial Assurance Corporation (formerly known as Private Residential Mortgage Insurance Corporation), GE Residential Mortgage Insurance Corporation of North Carolina and General Electric Home Equity Insurance Corporation of North Carolina); and
(ii)all other agreements and arrangements between or among the Parties hereto dealing with the subject matter of any Service.
The termination of the agreements above under this Section 3.02(a) does not affect any accrued rights and liabilities of the Parties under those agreements as at termination.
(b)The provisions of Section 3.02(a), above, shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):
(i)any agreements, arrangements, commitments or understandings to which any Person other than the Parties hereto and their respective Affiliates is a party; or
(ii)any accounts payable or accounts receivable between the Genworth Group and the Company Group, attributable to the period up to and including the Effective Date, reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices in respect of the obligations described in Section 3.02(a)(i) and 3.01(a)(ii) above; or

(iii)any other agreements, arrangements, commitments or understandings that this Agreement expressly contemplates will survive the Effective Date.
Artivle IV

ADDITIONAL AGREEMENTS
Section 4.01Consents.
The Parties hereto acknowledge and agree that certain consents, approvals, notices, registrations, recordings, filings and other actions with respect to applicable licenses or contracts (collectively, “Consents”) may need to be obtained in connection with the Services. If a Provider becomes aware that it is required to obtain any Consent in order to provide the Services to the Recipient and the Provider is required to incur any charges to a third party for that Consent, then:
(a)the Provider shall notify the Recipient of the Consent and the charges the Provider may be required to pay to a third party in respect of that Consent; and
(b)unless the Parties agree that the Service which requires that Consent is no longer required, the Provider agrees to use commercially reasonable efforts to obtain that Consent and the Recipient shall promptly reimburse the Provider for any out-of-pocket costs and all charges incurred by the Provider to obtain, perform or otherwise satisfy such Consents.
Section 4.02Access.
(a)The Company will allow Genworth and its Representatives reasonable access to the facilities of the Company necessary for the performance of the Genworth Services listed on Schedule A for Genworth to fulfill its obligations under this Agreement, provided that in connection with such access, Genworth and its Representatives shall comply with any of the Company’s applicable security and access policies.
(b)Genworth will allow the Company and its Representatives reasonable access to the facilities of Genworth necessary for the performance of Company Services listed on Schedule B for the Company to fulfill its obligations under this Agreement, provided that in connection with such access, the Company and its Representatives shall comply with any of Genworth’s applicable security and access policies.
(c)Each Recipient shall, in accordance with the Data Security and Cybersecurity Program, have the right to audit or to have its independent auditors audit any and all Services provided by the Provider at least once in any twelve (12) month period.
(d)The Parties acknowledge that the US regulators including the Securities and Exchange Commission and various state insurance regulators, together with Fannie Mae and Freddie Mac, have supervisory obligations and rights in respect of members of the Genworth Group (“Governmental Authorities”). The Parties agree to cooperate with Governmental Authorities with respect to any review, examination or monitoring, or request for either party’s internal information relating to the Company Services and shall share with each other and Governmental Authorities any such information as those Governmental Authorities shall require pursuant to the exercise of their respective supervisory powers or audit rights. In connection with any matter relating to the Company Services that is identified by Governmental Authorities, the Parties will, to the extent permitted by law, cooperate to review the matter at the time that it is raised, will consult concerning possible responses and consider jointly any regulatory decision including, where such matter involves a regulatory change mandated, the effect of such decision on the Company Services.
Article V

COSTS AND DISBURSEMENTS; PAYMENTS
Section 5.01Calculation and Adjustment of Service Charges
(a)Subject to Section 5.01(d), each Recipient shall pay the applicable service charges (“Service Charges”) specified in the Schedules to this Agreement for each Service received by such party in accordance with this Article V. Schedule A indicates for each Service whether the charge for such Service will be (i) Direct Bill Charge; or (ii) Overhead Allocation Charge. Without limiting the foregoing, in no event shall Schedule A be modified, except by agreement of the Parties.
(b)Schedules A and B, as applicable, set forth the specific Service Charges for the Services, or the basis for the determination thereof, that shall apply from the Effective Date until December 31, 2022. On or before June 30, 2022, the Genworth Services Manager and the Company Services Manager shall have completed a review of the status of each Service, the anticipated need for such Service by the relevant Recipient in the twelve (12) months following December 31, 2022, and the Provider’s costs for delivering the Services. Following such review, the Genworth Services Manager and the Company Services Manager shall jointly determine on behalf of the Parties appropriate modifications to the descriptions and quantities of Services (including termination of specific Services) and the related Service Charges to apply in the calendar year beginning January 1, 2023. Such review and modification procedure shall be repeated for each calendar year period of the term thereafter, with the aforementioned review by the Genworth Services Manager and the Company Services Manager to be completed on or before the last day of June of the then-current period to determine the modifications (if any) which shall apply in respect of the next calendar year. The respective Service Managers shall work collaboratively to schedule the Genworth Services to ensure that the Service Charges will not exceed the Genworth Charges Cap described in Section 5.01(d) below.
(c)The Parties acknowledge that the provision of each Service is not part of either Provider’s primary business and that the provision of Services by each Provider is intended solely to facilitate the continuity of the Recipient’s business operations during the period from the Effective Date until this Agreement terminates or a Service is no longer provided under this Agreement in accordance with the terms of this Agreement. Accordingly, the Parties hereto acknowledge and agree that: (i) to the extent that a Service was being provided immediately prior to the Effective Date, the Service Charge in respect of that Service has been and shall continue to be calculated in a manner consistent with past practice, with no markup; (ii) to the extent that a Service had not been provided immediately prior to the Effective Date, the Service Charge in respect of that Service shall be calculated to be Provider’s good faith commercially reasonable estimated cost.
(d)Notwithstanding Section 5.01(a) and the Service Charges set forth in Schedule A, in no event will the portion of the Service Charge attributable to Overhead Allocation Service Charges payable by Company to Genworth exceed the amounts set forth in the following table (the, “Genworth Charges Cap”) for the applicable calendar year:

Year	Genworth Charges Cap
2021 (full year)	$36 million
2022	$25 million
2023	$20 million
2024	$15 million
2025	$10 million

Section 5.02Invoicing and Payment.
The Provider of each Service shall issue an invoice to the Recipient quarterly in respect of Services provided in the immediately preceding quarter (which will reflect a pro-rated portion of the relevant Service Charges for that quarter in respect of any Service that commences or terminates during that quarter) and the Recipient shall pay all undisputed amounts under each such invoice within forty-five (45) days following its receipt thereof from the Provider. Further, in connection with performance of the Services, the Provider may incur certain out-of-pocket costs (the “Other Costs”), which shall, without duplication, either be paid directly by the Recipient or reimbursed to the Provider by the Recipient; provided that any Other Costs shall only be payable by the Company or Genworth, as the case may be, in accordance with this Section 5.02 if (i) such Other Costs have been authorized in writing by the Company Services Manager (if the Company is the Recipient) or the Genworth Services Manager (if Genworth is the Recipient) prior to having been incurred by the Provider and (ii) the Recipient receives from the Provider reasonably detailed data and other documentation sufficient to support the calculation of amounts due to the Provider as a result of such Other Costs. Notwithstanding the preceding sentence, a Provider may not receive an advancement for any costs under this Agreement unless such advancement is to pay for a Service and has been authorized in writing by the Company Services Manager (if the Company is the Recipient) or the Genworth Services Manager (if Genworth is the Recipient).
Section 5.03Transfer Pricing.
If either of the Parties is required to undertake a transfer pricing study for the purpose of US taxation laws or the Parties otherwise agree to undertake a transfer pricing study in respect of any of the Services under this Agreement, the Parties agree to share any third-party costs of the study in equal proportions.
Article VI

GENERAL COVENANTS; REPRESENTATIONS AND WARRANTIES
Section 6.01Compliance with Laws.
Each of Genworth and the Company shall (and shall ensure that their respective Affiliates shall) comply with all applicable Laws when providing or receiving the Services or when performing obligations under this Agreement. Without limiting the generality of the foregoing, each of Genworth and the Company shall (and shall ensure that their respective Affiliates shall)

comply with, and shall take all necessary measures to ensure that (a) its actions (or lack of action) do not result in non-compliance by any party (or their Affiliates), with the provisions of the Privacy Act, HIPAA, Gramm-Leach-Bliley Act, and any similar federal or state legislation and regulations, including the provisions relating to the collection, use, retention and disclosure of Personal Information, (b) the transfer of any information hereunder is in compliance with applicable Laws relating to privacy, export control or other similar matters, (c) upon the earlier of (i) receiving a request from the provider of Personal Information and (ii) when such Personal Information is no longer needed in connection with the provision of the applicable Services, the recipient of such Personal Information shall deliver all such Personal Information to such provider in whatever form (or, at the request of the Provider, all physical copies of such Personal Information shall be destroyed and all electronic copies shall be deleted in a manner that ensures the same may not be retrieved or undeleted), and (d) it shall cooperate with any investigation with respect to a possible breach of applicable Laws relating to privacy.
Section 6.02No Representations and Warranties.
Each party acknowledges and agrees that:
(i)the other party is not in the business of providing services such as the Services to third Parties;
(ii)each party has agreed to provide its respective Services as an accommodation to the other party; and
(iii)except as otherwise set forth herein, neither party makes any representation or warranty whatsoever regarding the Services or any other matters relating to or arising out of this Agreement (except to the extent that applicable Law does not permit the exclusion of such representation or warranty).
Article VII

INDEMNIFICATION REGARDING SERVICES; LIMITATION ON LIABILITY
Section 7.01
The Parties agree that their sole and exclusive remedy pursuant to or in connection with this Agreement shall be a contractual claim for damages, and all other remedies of any description, including equitable remedies, are hereby excluded to the fullest extent permitted by Law.
Section 7.02
Nothing in this Agreement shall limit or exclude the liability of either party for: (i) fraud or fraudulent misrepresentation; (ii) where limitation or exclusion is not permitted by Law; or (iii) willful misconduct by the Provider to provide the Services.
Section 7.03
Without prejudice to Section 7.01, and notwithstanding anything to the contrary set forth herein, whether or not either party has been advised of the possibility of such damages, neither party shall be liable to the other, whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, for any: loss of profit (whether direct or indirect); loss of goodwill; loss or corruption of data, loss of business; loss of business opportunity; loss of anticipated saving; or for any special, indirect, punitive, consequential, exemplary, statutorily enhanced or similar damages or losses suffered by the other party that arises under or in connection with this Agreement.
Section 7.04
Any indemnity contained in this Agreement shall be reduced dollar-for-dollar by any applicable insurance collected by the indemnified party with respect to the claims covered by such indemnity.
Section 7.05
Subject to Section 7.01, the total aggregate liability of the Company and the Company Group on the one hand and Genworth and the Genworth Group on the other hand under or in connection with this Agreement, arising under contract, tort, negligence, by statute or otherwise howsoever, shall not exceed the Service Charges paid or payable by the Recipient for the twelve (12) -consecutive-month portion of the term of this Agreement preceding the date of the occurrence of the applicable event, act or omission giving rise to such liability or, if fewer than twelve (12) months have elapsed since the date of this Agreement, then twelve (12) times the average monthly Service Charges paid or payable during the elapsed time since the date of this Agreement.
Section 7.06Indemnification of Each Recipient.
Each Provider shall indemnify, defend and hold harmless a Recipient from and against any and all Liabilities that a Recipient may suffer or incur arising out of or in connection with: (i) any allegation that its use of the Services in accordance with this Agreement infringes the intellectual property of a third party and/or (ii) in the event of fraud, fraudulent misrepresentation, gross negligence or willful misconduct on the part of a Provider in connection with its provision of the Services to a Recipient.
Section 7.07Indemnification Procedures.
(a)If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Genworth Group or the Company Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification, such Indemnified Party shall give such Indemnifying Party written notice thereof within twenty (20) days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice shall not relieve the Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is actually and materially prejudiced by such failure to give notice.
(b)An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third-Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third-Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party except as set forth in the next sentence. If the Indemnifying Party has elected to assume the defense of the Third-Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnified Parties shall be borne by the Indemnifying Party, but the Indemnifying Party shall be entitled to reimbursement by the Indemnified Party for payment of any such fees and expenses to the extent that it establishes that such reservations and exceptions were proper.
(c)If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election, such Indemnified Party may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.
(d)Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any pending or threatened Third-Party Claim in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party without the consent of the Indemnified Party if (i) the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against such Indemnified Party and (ii) such settlement does not include an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third-Party Claim.
(e)The provisions of this Section 7.07 shall not apply to taxes (which are covered by the Tax Allocation Agreement).

Section 7.08Liability for Payment Obligations.
Nothing in this Article VII shall be deemed to eliminate or limit, in any respect, Genworth’s or the Company’s express obligation in this Agreement to pay or reimburse, as applicable, for (a) Service Charges for Services rendered in accordance with this Agreement, (b) Other Costs, (c) amounts in respect of conversion services provided pursuant to Section 2.03 (Additional Support), (d) amounts payable with respect to Consents in accordance with Section 4.01; (e) amounts payable or reimbursable pursuant to Section 10.04 (Books and Records), (f) amounts payable or reimbursable pursuant to Section 10.06 (Regulatory Approval and Compliance), and (g) amounts payable or reimbursable pursuant to Section 10.09 (Assignment; No Third Party Beneficiaries).
Section 7.09Benefit of Agreement.
Genworth enters into this Agreement for itself and holds the benefit of this Agreement on trust for its Affiliates and Genworth’s and its Affiliates’ respective directors, officers and employees and each of the heirs, executors, successors and assigns of the foregoing. The Company enters into this Agreement for itself and holds the benefit of this Agreement on trust for its Affiliates and the Company’s and its Affiliates’ respective directors, officers and employees and each of the heirs, executors, successors and assigns of the foregoing.

Article VIII

DISPUTE RESOLUTION

Section 8.01General Provisions.
(a)Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof and any question of the arbitral tribunal’s jurisdiction or the existence, scope or validity of this arbitration agreement or the arbitrability of any claim (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VIII, which shall be the sole and exclusive procedures for the resolution of any such Dispute.
(b)Commencing with a request contemplated by Section 8.02 set forth below, all communications between the Parties or their representatives in connection with the Parties’ negotiations under Section 8.02 or Section 8.03 (including any communications with or statements by the mediator pursuant to Section 8.03 below), shall be deemed to have been delivered in furtherance of settlement negotiations (without regard for any labelling or lack of labelling of such communications), shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.
(c)The Parties expressly waive and forego any right to (i) special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages (provided that liability for any such damages with respect to a Third- Party Claim shall be considered direct damages) and (ii) trial by jury.
(d)The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the Parties in writing.
(e)To the fullest extent permitted by law, all applicable statutes of limitations and defenses based upon the passage of time with respect to any Dispute shall be tolled while the procedures specified in this Article VIII are pending with respect to such Dispute. The Parties will take such action, if any, required to effectuate such tolling.

Section 8.02Consideration by Senior Executives.
If a Dispute is not resolved in the normal course of business at the operational level, the Parties shall attempt in good faith to resolve such Dispute by negotiation between the senior-most executives of each Party or their respective senior-level designees. Either Party may initiate the executive negotiation process by providing a written notice of such Dispute to the other (the “Initial Notice”). Within fifteen (15) days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each Party’s position, and (ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Such executives shall meet in person, by telephone or by videoconference within ten (10) Business Days of the date of the Response to seek a resolution of the Dispute.

Section 8.03Mediation.
If a Dispute is not resolved in writing by negotiation as provided in Section 8.02 within thirty (30) days from the date of the Response, such Dispute shall be submitted, at the written request of either Party, to mediation pursuant to the Mediation Procedures of the International Institute for Conflict Prevention and Resolution (“CPR”) then in effect, except as modified herein. The Parties shall jointly select a mediator from the CPR Panels of Distinguished Neutrals. If the Parties are unable to select a mutually agreeable mediator within twenty (20) days following the submission of the Dispute to the CPR, the CPR shall select the mediator from the CPR Panels of Distinguished Neutrals.
Section 8.04Arbitration.
(a)If a Dispute is not resolved in writing by mediation as provided in Section 8.03 within thirty (30) days of the selection of a mediator, such Dispute shall be submitted, at the request of either Party, to final and binding arbitration pursuant to the CPR Rules for Administered Arbitration then in effect, except as modified herein (the “CPR Arbitration Rules”). The Parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.
(b)The arbitral tribunal shall be composed of three (3) arbitrators. In accordance with the CPR Arbitration Rules, the Party commencing the arbitration shall designate an arbitrator in the notice of arbitration and the other Party shall designate an arbitrator in its notice of defense. The two arbitrators so designated shall nominate a third arbitrator, who shall serve as chair of the arbitral tribunal, within thirty (30) days of the confirmation by the CPR of the appointment of the second arbitrator. On the request of any Party, any arbitrator not timely nominated shall be appointed by the CPR in accordance with the CPR Arbitration Rules. Unless the Parties agree otherwise, the chair of the arbitral tribunal shall be either (i) a former chancellor or vice chancellor of the Delaware Court of Chancery or (ii) a member of the Delaware bar with at least 10 years of experience in Court of Chancery matters. The seat of the arbitration shall be New York, New York. The arbitration and this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.
(c)The Parties agree that judgment on any award or order resulting from an arbitration conducted under this Section 8.04 may be entered and enforced in any court having jurisdiction over any Party or any of its assets.
(d)Except as expressly permitted by this Agreement, no Party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 8.04(c) above; (ii) to challenge or vacate an award issued by the arbitral tribunal; or (iii) for interim relief as provided in Section 8.04(e) below.
(e)Until the arbitral tribunal has been constituted, either Party may seek interim relief in aid of arbitration, to preserve the status quo, or for the purposes set out in Section 8.04(d), above, from any court having jurisdiction over any Party or any of its assets. Without prejudice to such interim remedies that may be granted by a court, the arbitral tribunal shall have full authority to grant interim remedies, to order a Party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.
(f)The Parties consent and submit to the non-exclusive jurisdiction of any federal court located in the State of New York or, where such court does not have juris- diction, any New York state court, in either case located in New York County, New York (“New York Court”) for the enforcement of any arbitral award rendered hereunder, to compel arbitration or for interim relief. In any such action: each Party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court.
(g)Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article VIII.

Article IX

TERMINATION
Section 9.01Termination.
(a)The term of this Agreement shall commence on the Effective Date and, shall continue until the earliest of: (i) the date on which the last of the Services as set forth on Schedule A and Schedule B under this Agreement is expired or terminated (each a “Service Termination Date”), or (ii) the date on which this Agreement is otherwise terminated as permitted under this Agreement. This Agreement shall automatically terminate twelve (12) months after the Trigger Date. The date on which the Agreement terminates (in whole) pursuant to its terms is known as the “Agreement Termination Date”.
(b)In the event a Recipient expects to require the receipt of a Service after the scheduled discontinuation of such Service in accordance with the terms of this Agreement, the Recipient shall provide written notice (an “Extension Notice”) to the Provider not less than 30 days prior to the scheduled discontinuation of such Service.
(c)In the event a Recipient delivers an Extension Notice to a Provider in accordance with Section 9.01(b): for any Extension Notice served by a Recipient for a first extension the provision of the relevant Service(s) may be extended for a time period up to 3 months (or such other time as mutually agreed upon by the Parties); for any Extension Notice served by a Recipient for second extension, the provision of the relevant Service(s) may only be extended for such time period mutually agreed upon by the Parties; or where the serving of the Extension Notice was required by any delay which arises by the fault of Provider, the provision of the relevant Service(s) shall be extended by such period as may reasonably be required to compensate for such delay; in each case, such period, an “Extension Period”.
(d)During an Extension Period, the Standard of Services for each Service shall be the same as were in effect prior to the termination of such Service and the Services Charge for each Service shall be the same as were in effect prior to the termination of each such Service plus any additional costs (e.g. consents, license or other approvals) that are associated with Provider’s continued provision of each such Service during an Extension Period.
(e)In addition to and not in limitation of the rights and obligations set forth in Section 10.03, upon the request of the Recipient of a Service,
(i)the Provider of such Service will, during the term of this Agreement during which such Provider is providing such Service to the Recipient, cooperate with the Recipient and use its good faith, commercially reasonable efforts to assist the transition of such Service to the Recipient (or Affiliate of the Recipient or such third-party vendor designated by the Recipient) by the applicable Service Termination Date for such Service or such other termination date as is agreed to by the Parties, and
(ii)the Provider of such Service will, for a reasonable period of time after the applicable Service Termination Date of any such Service cooperate with the Recipient and use its good faith, commercially reasonable efforts to assist the transition of such Service to the Recipient (or Affiliate of the Recipient or such third-party vendor designated by the Recipient) as soon as reasonably practicable.
(f)By agreement of the Parties, in connection with the transfer or assumption of any Service, the resources associated with providing such Service may be transferred and/or assigned permanently from Provider to the Recipient. Upon assumption of the Service by the Recipient, the Service shall be treated as terminated under the provisions of this Article IX, and the Provider will have no further obligation to provide such Service, and the Recipient will have no obligation to pay any future Service Charges or Other Costs relating to any such Service.
(g)Either party may terminate its obligation to provide or its obligation to receive any of the Services (each, a “Terminated Service”) for its convenience and in its absolute discretion by providing, unless otherwise mutually agreed to by the Parties in writing, the other party not less than one hundred eighty (180) days prior written notice setting forth the termination date for the Terminated Service, provided however, that the Company may not terminate for convenience any Service that would dismiss or effect a change in the current independent registered public accounting firm of the Company or engage an independent registered public accounting firm for the Company that is different from the independent registered public accounting firm for Genworth. Notwithstanding either party’s right to terminate any Service as described above, for so long as Genworth continues using its current general ledger solution and system, Company will continue to use that same solution and system, and for so long as Genworth continues using its current business performance management software solution, Company will continue to use that same software solution for financial planning and analysis purposes. If the Terminated Service is being provided under a Supplier Agreement that cannot be terminated (or cannot be modified or amended to eliminate the expense associated with the delivery of such Service to the Recipient) within the one hundred eighty (180) days of such notice, then the party seeking to terminate the Terminated Service must either (x) provide such additional written notice to coincide with the date such Supplier Agreement terminates (or can be modified or amended to eliminate the expenses associated with the delivery of such Terminated Service to the Recipient), up to an additional one hundred eighty (180) days (for a total not to exceed 360 days prior written notice) or (y) elect to terminate the Terminated Service upon the expiration of the first one hundred eighty (180) day notice period and pay all expenses and any costs incurred by the non-terminating party in connection with any such Supplier Agreements associated with the termination of the Terminated Service upon the expiration of such first one hundred eighty (180) day notice period.
(h)Any notices under this Section 9.01 shall (in addition to the notice requirements in Section 10.05) also be provided in writing if to Genworth, to Genworth’s Chief Executive Officer and its Genworth Shared Services Leader, and if to Company, to Company’s Chief Executive Officer and its Shared Services Leader.
Section 9.02Effect of Termination.
Except with respect to any Service that is continuing to be provided pursuant to Section 9.01(c), after the termination of such Service or pursuant to a requirement to provide transition services, upon termination or expiration of any Service pursuant to this Agreement, the relevant Provider will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges or Other Costs relating to any such Service (other than for or in respect of Services or Undertakings provided in accordance with the terms of this Agreement and received by such Recipient prior to such termination). Upon termination of this Agreement in respect of all Services in accordance with its terms, no Provider will have any further obligation to provide any Service or Undertaking, and no Recipient will have any obligation to pay any Service Charges or Other Costs relating to any Service or Undertaking or make any other payments under this Agreement (other than for or in respect of Services or Undertakings received by such Recipient prior to such termination or rights that may accrue in respect of this Agreement). Any property, Intellectual Property, Confidential Information, or information or other assets owned or controlled by a party will remain owned or controlled by that party and if any of the foregoing are in the possession of the other party at termination, such asset(s) shall be returned by such other party upon request following termination of the Service or this Agreement, as applicable. Further, all funds and invested assets of a Recipient may only be held for the benefit of such Recipient and will remain the exclusive property of and subject to the control of such Recipient at all times. Notwithstanding the foregoing, a party may retain copies of the foregoing information to the extent such copies are electronically stored pursuant to the Receiving Party’s ordinary course backup procedures (including, without limitation, those regarding electronic communication), and otherwise as may be required by applicable Law, so long as such copies are kept confidential as required under this Agreement and are used for no other purpose. For the avoidance of doubt, this Agreement shall not infringe on Genworth’s right to use the Company’s Confidential Information: (i) in order to provide the Services; (ii) for other internal purposes such as (but not limited to) financial reporting, performance monitoring, and auditing.
Section 9.03Survival.
Article V (Costs and Disbursements; Payments), Article VII (Indemnification Regarding Services; Limitation on Liability), Article VIII (Dispute Resolution), Section 9.01(c)(ii) (Termination), Section 9.02 (Effect of Termination), Section 9.03 (Survival), and Article X (General Provisions) shall survive the expiration or other termination of this Agreement and remain in full force and effect.
Section 9.04    Business Continuity; Force Majeure.
(a)Prior to the Trigger Date, each of Genworth and the Company shall maintain and comply with Genworth’s then current disaster recovery and business continuity plans and procedures. On or after the Trigger Date, the Company shall maintain and comply with a reasonable disaster recovery and business continuity plan designed to help ensure that it can continue to provide the Services in accordance with this Agreement in the event of a disaster or other significant event that might otherwise impact its operations. Upon the written request of a Recipient, a Provider shall (i) disclose to the Recipient the Provider’s disaster recovery, crisis management and business continuity plans and procedures applicable to a Service and (ii) permit the Recipient to participate in testing of such disaster recovery, crisis management and business continuity plans and procedures, in each case so that the Recipient may assess such plans and procedures and develop or modify its own such plans and procedures in connection with the Service as Recipient reasonably deems necessary.
(b)No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided, that such party shall have complied fully with the procedures described in its disaster recovery, crisis management, and business continuity plan. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other party of the nature and extent of any such Force Majeure condition and (ii) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practical.
Article X

GENERAL PROVISIONS
Section 10.01Independent Contractors.
In providing Services hereunder, the Provider shall act solely as an independent contractor and nothing in this Agreement shall constitute or be construed to be or create a partnership, joint venture, employment or principal/agent relationship between the Provider and any of its Affiliates or their respective employees, agents or subcontractors, on the one hand, and the Recipient and any of its Affiliates or their respective employees, agents or subcontractors, on the other. All Persons employed by the Provider or an Affiliate in the performance of its obligations under this Agreement shall be the sole responsibility of the Provider.
Section 10.02Subcontractors.
Any Provider or Affiliate may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement upon notice to Recipient; provided that such Provider shall cause such subcontractors to comply with the terms of this Agreement, as applicable, including the Data Security and Cybersecurity Program and Provider shall in all cases remain responsible for all its obligations under this Agreement, including with respect to the scope of the Services, the Standard for Services and the content of the Services provided to the Recipient or an Affiliate of the Recipient. Under no circumstances shall any Recipient or Affiliate be responsible for making any payments directly to any subcontractor engaged by a Provider. The right to audit set out in Section 4.02(c) shall apply in respect of any subcontractors engaged to perform any obligations under this Agreement.
Section 10.03Cooperation; Additional Services.
(a)In addition to the actions specifically provided for elsewhere in this Agreement, each of Genworth and the Company will cooperate with each other and use (and will cause their respective subsidiaries and Affiliates to use) reasonable best efforts, prior to, on and after the Effective Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.
(b)Without limiting the foregoing, prior to, on and after the Effective Date, each of Genworth and the Company shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party from and after the Effective Date, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement or other instrument (including any Consents or governmental approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

(c)On or prior to the Effective Date, Genworth and the Company in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Genworth, the Company or any other subsidiary of Genworth or the Company, as the case may be, to effectuate the transactions contemplated by this Agreement.
(d)The Parties hereto have made a good faith effort to identify each Service and to complete the content of the Schedules accurately. However, the Parties acknowledge and agree that, notwithstanding those efforts, either party hereto may, from time to time during the term of this Agreement, identify a need for additional or other transition services to be provided by or on behalf of the Company or Genworth. The Parties hereto agree to negotiate in good faith to provide such additional or other services (provided, that such services are of a type generally provided by the relevant Provider at such time and are not services referred to in Section 2.01(j)) and the applicable Service Charges, payment procedures, and other rights and obligations (including in relation to any Intellectual Property) with respect thereto. To the extent practicable, such additional or other services shall be provided on terms substantially similar to those applicable to Services of similar types and otherwise on terms (including the Standard of Services) consistent with those contained in this Agreement. The Parties hereto further acknowledge and agree that any modification of this Agreement or the Schedules to reflect such additional or other services may be made orally or in writing; provided, that any oral modification is later reduced to writing.
Section 10.04Books and Records.
All Recipient Data shall be the exclusive property of such Recipient or its Affiliate. The Recipient, at its sole cost and expense, shall have the right to inspect, and make copies of, any such Recipient Data during regular business hours upon reasonable advance notice to the Provider. At the sole cost and expense of the Recipient, upon termination of the provision of any Service, the relevant Recipient Data relating to such terminated Service shall be delivered by the Provider to the Recipient in its existing format or another format, if such other format is mutually agreed upon by the Provider and the Recipient, to the address of the Recipient set forth in Section 10.05 or any other mutually agreed upon location; provided, however, that the Provider shall be entitled to retain one copy of all such Recipient Data relating to such terminated Service for archival purposes and for purposes of responding to any dispute that may arise with respect thereto or to comply with applicable Law.
Section 10.05Notices.
All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.05):

if to Genworth, to:
Genworth Financial, Inc.
6620 West Broad Street
Richmond, VA 23230
Attention: General Counsel
Phone: 804.662.2574

Email: GNWGeneralCounsel@genworth.com
if to the Company, to:
Enact Holdings, Inc.
8325 Six Forks Rd.
Raleigh, NC 27615
Attention: General Counsel
Email: USMIGeneralCounsel@EnactMI.com

Section 10.06Regulatory Approval and Compliance.
Each of Genworth and the Company shall be responsible for its, and its Affiliates, own compliance with any and all applicable Laws relating to its performance under this Agreement; provided, however, that each of Genworth and the Company shall, subject to reimbursement of out-of-pocket expenses by the requesting party, cooperate and provide one another with all reasonably requested assistance (including the execution of documents and the provision of relevant information) required by the requesting party to ensure compliance with all applicable Laws in connection with any regulatory action, requirement, inquiry or examination related to this Agreement or the Services.
Section 10.07Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 10.08Entire Agreement.
Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules hereto) constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement. Nothing in this Agreement shall be deemed to be an amendment to any Benefit Arrangement sponsored or maintained by any member of the Genworth Group or to prohibit any member of the Genworth Group from adopting, amending, modifying or terminating any Benefit Arrangement sponsored or maintained by any member of the Genworth Group at any time within its sole discretion.

Section 10.09Assignment; No Third-Party Beneficiaries.
(a)Except as otherwise set forth in this Section 10.09, the assignment of this Agreement shall require mutual agreement of the Parties.
(b)The Parties hereto agree as follows: (i) in the event the Company sells substantially all of the Company Business (the “Company Divested Unit”) to a third party, Genworth shall remain obligated to continue to provide the Genworth Services to such Company Divested Unit (but not otherwise to such third party acquirer) to the extent it was providing such Genworth Services immediately prior to such divestiture, pursuant to the terms of this Agreement, unless otherwise agreed upon by the Parties hereto, (ii) in the event Genworth sells substantially all of any Genworth Business (a “Genworth Divested Unit”) to a third party, the Company shall remain obligated to continue to provide Company Services to such Genworth Divested Unit (but not otherwise to such third party acquirer) to the extent it was providing such Company Services immediately prior to such divestiture, pursuant to the terms of this Agreement, unless otherwise agreed upon by the Parties hereto, (iii) in the event the Company acquires a business or portion thereof by merger, stock purchase, asset purchase, reinsurance or other means (a “Company Acquired Unit”), then Genworth shall be obligated to provide the Genworth Services to such Company Acquired Unit, to the extent applicable, pursuant to the terms of this Agreement, unless otherwise agreed upon by the Parties hereto; provided, however, that in the event that the acquisition of a Company Acquired Unit results in a change in the volume or quantity of any Genworth Service which thereby causes a material change in Genworth’s cost to provide such Genworth Service, then the requirements of Section 5.01(c) shall apply, (iv) in the event Genworth acquires a business that engages in a business of the type engaged in by the Genworth Businesses (a “Genworth Acquired Unit”) then the Company shall be obligated to provide Company Services to such Genworth Acquired Unit, to the extent applicable, pursuant to the terms of this Agreement, unless otherwise agreed upon by the Parties hereto; provided, however, that in the event that the acquisition of a Genworth Acquired Unit results in a change in the volume or quantity of any Company Service which thereby causes a material change in the Company’s cost to provide such Company Service, then the Parties shall negotiate in good faith and use their commercially reasonable efforts to agree upon a mutually agreeable adjustment to the relevant Service Charges to reflect such material changes.
(c)Notwithstanding the requirements of Section 10.09(a) and 10.09(b) above, Genworth’s obligation to provide Services to a Company Divested Unit and the Company’s obligation (except under Section 2.01(b) with respect to the Divested Units) to provide Services to a Genworth Divested Unit shall be subject to (i) at the sole discretion of the Provider of the Services, the implementation of new Service Charges (solely with respect to Services to be provided to such Divested Unit) proposed by the Provider of such Services that are consistent with applicable market rates for such Services; (ii) the seller of such Divested Unit or the third party purchaser of such Divested Unit agreeing (directly with the Provider) to pay, or cause to be paid, any incremental fees or expenses incurred by the Provider in connection with establishing or transitioning the provision of such Services to the third party; (iii) obtaining any consents that are necessary to enable the Provider to provide the Services to the third party; provided, that Genworth and the Company shall each use commercially reasonable efforts to obtain any such consents; (iv) the third party purchaser of such Divested Unit agreeing (directly with the Provider) to any and all reasonable security measures implemented by the Provider in providing the Services as deemed necessary by the Provider to protect its Information Systems; and (v) the third party purchaser of such Divested Unit agreeing in writing (with each of Genworth and the Company) to be bound by all applicable provisions of this Agreement.

(d)This Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.10Confidentiality.
(a)Confidential Information. Subject to Section 10.10(c), each party must take the same steps it uses to protect its own Confidential Information, but in no event less than commercially reasonable steps, to ensure that its officers, employees, agents, consultants, contractors and sub-contractors do not, without the other party’s permission or where necessary to perform the Services: (a) use any of the other party’s Confidential Information; (b) disclose any of the other party’s Confidential Information to anyone else; or (c) make copies of materials incorporating any of the other party’s Confidential Information.
(b)Terms of this document. Subject to Section 10.10(c), neither party may, without the consent of the other party, disclose the terms of this document to any other person.
(c)Exceptions. A party may disclose or use information, which it would otherwise be prevented from disclosing or using under Section 10.10(a) or Section 10.10(b), where: (i) the disclosure is to an Affiliate; (ii) required to do so by a Governmental Authority, applicable Law or relevant standards of a Government Authority; (iii) or required by the rules of a stock exchange, but, as far as practicable, must notify the other party in advance of its intention to do so and take such steps as the other party reasonably requires to protect the confidentiality of the information. In addition, the Parties acknowledge and agree that because they are Affiliates, the Confidential Information of Recipient may also be part of a Provider’s own business records and as such, notwithstanding any other provision in this document to the contrary, during the term of this Agreement and for seven years after the date of termination, a Provider may use Confidential Information of a Recipient to the extent reasonably required by a Provider or any of its Affiliates for any lawful business purpose, including in connection with litigation, disputes, compliance, financial reporting (including financial audits of historical information), regulatory and accounting matters.
(d)Security and Privacy. Each party shall implement and maintain technical and physical controls in accordance with the Data Security and Cybersecurity Program to protect the security and integrity of and prevent the theft, loss, damage and unauthorized access, use and disclosure of the other party’s Confidential Information and Personal Information. Each party agrees if the Confidential Information includes any Personal Information, to comply with all applicable privacy and data protection laws and any reasonable privacy codes or policies adopted by the party that owns the Confidential Information within a reasonable period of time after they have been provided.
(e)Security Incidents. A party that receives Confidential Information or Personal Information of the other party (“Receiving Party”) shall promptly notify the party who disclosed such Confidential Information or Personal Information (“Disclosing Party”) of any Security Incident that results in the unauthorized access to, disruption of, or misuse of, the Disclosing Party’s Confidential Information or Personal Information or any Information System on which the Disclosing Party’s Confidential Information or Personal Information is stored or materially impacts a Providers’ operations or Providers’ ability to provide the Services in accordance with the Agreement. Notwithstanding the forgoing, a Recipient shall provide notice to a Provider if a Security Incident materially impacts a Recipient’s operations or a Recipient’s ability to receive the Services, in each case, in accordance with the Agreement. Required notices of a Security Incident if Genworth is the Disclosing Party shall be made to DataSecurityTeam.Genworth@genworth.com and in accordance with the formal notice requirements in this Agreement. Required notices of a Security Incident if the Company is the Disclosing Party shall be made to the Company’s Chief Information Security Officer and in accordance with the formal notice requirements in this Agreement. The Receiving Party shall provide such notice following discovery and without unreasonable delay, but in no event later than three days following discovery of the Security Incident, even if not all information required by this Section is then available to the Receiving Party or all actions required by this Section have not been completed by the Receiving Party. If any such information is not available at the time of initial notification or any such activities have not been completed at the time of initial notification, the Receiving Party shall continue all commercially reasonable efforts to obtain such information and complete such activities and report to the Disclosing Party the progress and results of the foregoing. With respect to Security Incidents for which notification must be provided under this Agreement, the Receiving Party shall provide the Disclosing Party with a detailed description of the Security Incident, the type of data that was the subject of the Security Incident, the name and any other personally identifying information of each affected individual, and any other information the Disclosing Party may reasonably request concerning the Security Incident. The Receiving Party agrees to take action immediately, at its own expense, to (i) investigate the Security Incident, including without limitation its causes and effects, (ii) identify, prevent and mitigate the effects of any such Security Incident, (iii) carry out any action necessary to remedy the cause of the Security Incident and prevent a recurrence, and (iv) inform the Disclosing Party of the progress and results of the foregoing. At the Disclosing Party’s option, such action shall include without limitation: (A) Receiving Party’s mailing of notices regarding the Security Incident to affected individuals, the content of which shall be subject to Disclosing Party’s prior written approval; and/or (B) provision of credit monitoring or other similar service to affected individuals offered by a reputable provider, for a reasonable duration but in no event more than twelve months. Alternatively, the Disclosing Party may undertake either or both of the foregoing actions at Receiving Party’s commercially reasonable expense. Receiving Party shall not issue any press release or make any other public filing, report or communication regarding any Security Incident for which notification must be provided under this Agreement without Disclosing Party’s prior written approval unless otherwise required by applicable Law, regulation or governmental or judicial order; provided, that in such case the Receiving Party has given the Disclosing Party reasonable advance written notice of the intended disclosure and a reasonable opportunity to seek a protective order or other confidential treatment of the information, each to the extent permitted by law; provided, further, that the disclosure is limited to that required by such applicable law, regulation or governmental or judicial order.
Section 10.11Amendment; Waiver.
No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties hereto. Either party hereto may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, the failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision; provided, further, that no waiver by either party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other preceding or subsequent breach.
Section 10.12Rules of Construction.
Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted, and (g) the words “will” and “shall” are to be interpreted as having the same meaning.
Section 10.13Currency.
All references in this Agreement to “dollars” or “$” are expressed in United States currency, unless otherwise specifically indicated.
Section 10.14Counterparts.
This Agreement may be executed in one or more counterparts, and by the different Parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email attachment shall be as effective as delivery of a manually executed counterpart of any such Agreement.
Section 10.15    No Right to Set-Off. The Recipient shall pay the full amount of costs and disbursements including Other Costs incurred under this Agreement, and shall not set off, counterclaim or otherwise withhold any other amount owed to the Provider on account of any obligation owed by the Provider to the Recipient.
Section 10.15Disclaimer.
EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE SERVICES AND ANY ADDITIONAL SERVICES ARE PROVIDED ON AN “AS IS” BASIS WITHOUT WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
Section 10.16Conflicts.
To the extent any term or provision of this Agreement is in conflict with any term or provision of any Schedule hereto, the terms and provisions of the Schedules hereto shall govern solely to the extent of any such conflict. In the event that the Parties enter into an agreement in connection with a transaction that causes the Company to no longer be wholly owned by Genworth (a “Relationship Agreement”) and any term or provision of a Relationship Agreement is in conflict with any term or provision of this Agreement or any Schedules hereto the terms of the Relationship Agreement shall govern solely to the extent of such conflict.
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
GENWORTH FINANCIAL, INC.

By:        /s/ Thomas J. McInerney
    Name: Thomas J. McInerney
    Title: President and CEO

ENACT HOLDINGS, INC.

By:        /s/ Rohit Gupta
    Name: Rohit Gupta
    Title:     President and CEO

SCHEDULE A
GENWORTH SERVICES

The Service Charge for each such Service shall be calculated in accordance with Section 5.01, provided that in no event will the portion of the Service Charge attributable to Overhead Allocation Charges for all Services in a given calendar year exceed the Genworth Charges Cap for the applicable calendar year as set forth at Section 5.01(d)

2021 Charges:

Overhead Allocation (COH): Company shall pay the actual charges without markup, but in no event shall such charges exceed the sum of $36 million minus the amount already billed for Services performed in calendar 2021 as of the date of this Agreement.

Direct Bill: The Company shall pay Direct Bill charges, which for calendar year 2021 are estimated at approximately $9.3 million.

Notes:
Services that are dependent on other identified parent Services may be materially impacted, up to and including unavailability to the extent that such dependency is terminated independently.

For purposes of these schedules, the term “AUS MI” shall mean those Divested Units to which Genworth owes certain administrative and support services pursuant to a transition services agreement with those parties and the term “GF” shall mean Genworth Financial Inc.

Finance

#	Service Category	Description of Services	Additional Information	Expense Type	Service Fee	Dependencies (Note Service #)
1	Genworth Executive	Provide management oversight and business support from the Genworth CEO and staff		COH	Calculated in accordance with historical practice
2	Genworth Corporate Social Responsibility	Provide corporate social responsibility programs including select Genworth Foundation grants, community sponsorships, volunteer councils and HQ charitable contributions (except employee matches which will be direct billed)		COH	Calculated in accordance with historical practice

1

3	Genworth Chief Financial Officer	Provide management oversight and business support from the Genworth CFO and business development function	COH	Calculated in accordance with historical practice
4	Financial Planning and Analysis and Rating Agency	Provide support for reporting, budgeting & forecasting, and rating agency relationship management	COH	Calculated in accordance with historical practice
5	Investor Relations	Provide support related to the Company business as it relates investor relations	COH	Calculated in accordance with historical practice
6	Financial Reporting
Provide support for financial regulatory filings and calculations
•Provide limited review support in the areas of XBRL, SEC filings, 10Ks, 10Qs, QFS etc.
Provide HQ SEC and financial reporting assistance
			COH	Calculated in accordance with historical practice
7	External Audit Engagement	Provide oversight and access to their external auditor (currently KPMG). The auditor will provide oversight and management services in the areas of SEC & financial reporting while Company remains majority owned by Genworth.	COH	Calculated in accordance with historical practice	6
8	Internal Audit (GCAS)	Provide access to and the use of the Genworth Corporate Audit Staff.	COH	Calculated in accordance with historical practice
9	SOX - HQ SOX PMO	Provide management services related to the company’s SOX compliance program.	COH	Calculated in accordance with historical practice

2

10	Tax	Provide support for tax planning and strategy, accounting, reporting, tax returns, Sales and Use tax, and HQ support	COH	Calculated in accordance with historical practice
11	Tax	Provide access to Genworth’s external audit partner (currently KPMG). The audit partner will provide services related to tax oversight and management so long as Company remains majority owned by Genworth.	COH	Calculated in accordance with historical practice	10
12	Human Resource Accounting	Provide finance and accounting support related to human resources •Provide support for the accounting and reporting for employee benefits. Provide access to the HR controllership team.	COH	Calculated in accordance with historical practice
13	Accounting Compliance & Reporting	Provide support for general ledger accounting and use, including coordinating and executing the monthly close process, and account reconciliations.	COH	Calculated in accordance with historical practice
14	Technical Accounting Group (TAG)	Provide access to the Technical Accounting Group (TAG). The group will provide services related to technical accounting, research, and new U.S. GAAP accounting guidance.	COH	Calculated in accordance with historical practice
15	Treasury
Provide the company with operational and consulting process changes for bank accounts and related services including
•Maintaining banking relationships, account management, managing state deposits, executing wire transfers, and bonds transfers as needed.
Provide treasury and cash management support.
			COH	Calculated in accordance with historical practice

3

16	Treasury	Provide access to Genworth’s external audit partner (currently KPMG). The audit partner will provide treasury and cash management support.	COH	Calculated in accordance with historical practice	15
17	Treasury	Provide assistance and consultations on all real estate services and transactions.	COH	Calculated in accordance with historical practice

4

18	Corporate Insurance Program	Provide access to administration and coverage under corporate insurance programs including E&O and P&C insurance.	COH	Calculated in accordance with historical practice
19	Shared Service Accounting
Provide support for the following shared services:
•Accounting and reporting for general expenses and inter-company expense accounting
•Accounting and reporting for leases
•Annual 1099 reporting required by the IRS and related accounts payable
•Purchase order & invoice processing, and accounting and reporting for accounts payable (PO and Invoices)
•Distribution of funds out of Genworth cash accounts for shared service accounting.
•Set-up and maintenance of all suppliers related to purchase to pay activities in Genworth’s enterprise financial system
•Accounting/reporting for all fixed assets & prepaids
•Property maintenance, and audits & state filings related to unclaimed property (Escheat)
•Travel and expense including reporting, audit, reimbursement, and accounting/reporting
•Employee travel and corporate jet support
•Corporate credit card including administration, payments, accounting, and reporting
Miscellaneous supplier relationship management and administration including FedEx, Office Max, Boost, Corp Grapix, Amazon
			COH	Calculated in accordance with historical practice

5

Information Technology

#	Service Category	Description of Services	Additional Information	Expense Type	Service Fee	Dependencies (Note Service #)
20	Office365/Active Directory	Directory and identity management services. Associate collaboration and communication tools which include email, instant messaging, and video conferencing services.
Microsoft Office 365
Proofpoint
Microsoft support
Microsoft Identity Manager
Mimecast
Paperclip
Randstand
Cofense

GF will provide these services to Company until an agreed date when Company will assume responsibility for these services and provide them back to GF and AUS MI (per Schedule B)
				Direct Bill	Calculated in accordance with historical practice	NA
21	Database support	Provide access to database licenses through Genworth-wide contracts.	Oracle Microsoft Imperva	Direct Bill	Calculated in accordance with historical practice	NA
22	Security services – oversight execution	Genworth security policy administration. Security event resolution. Provides responses to external audit requests.	None	COH	Calculated in accordance with historical practice	35 and 36, which are dependent upon 20
23	Security services – access to protection and vulnerability assessment tools.
Provide access to database activity monitoring
Provide access to end-user security training course.
Provide access to information classification software.
Provide access to distributed denial of service (DDoS) attack recover services.
Provides vulnerability assessment results, include application testing, server analysis, and penetration testing.
			Canary (Honeypots) OpSec Online Rapid7 CheckMark ConvergePoint KnowBe4 Living Security Bolden/James PaloAlto (Prisma) Cofense Contrast Imperva Neustar FSISAC Gartner	Direct Bill	Calculated in accordance with historical practice	35 and 36, which is dependent upon 20

6

24	End User Services	Provide access to the Information Technology Services Management (ITSM) application, which enables the Company to make services requests for all services defined in shared services schedule and this agreement. Provide access to end-user computing software and hardware contracts. Change network and active directory passwords for the Company associates as needed.	Microsoft Apple for Enterprise Support JAMF for MAC ServiceNow, Microsoft InTune, WinZip, Apple Hewlett Packard Crowd Strike McAfee	Direct Bill	Calculated in accordance with historical practice	20
25	Infrastructure shared services
Provide the application infrastructure for the Company applications, including application load balancing, certificate management, and federated identity.
Administer the change management and control processes when deploying Genworth-wide infrastructure changes.

Druva (cloud backups)
MarkMonitor
Ping
F5 Networks
TCS
Sirius

GF will provide these services to Company until an agreed date when Company will assume responsibility (to include providing these services to AUS MI, per Schedule B).

				Direct Bill	Calculated in accordance with historical practice	NA
26	Collaboration technologies	Provide access to the company’s directory service application for network authentication and technology entitlements. Provide access to the company’s collaboration suite, which includes email, email archival, instant message, video conferencing and document sharing applications.	Microsoft Teams Microsoft Sharepoint Microsoft Identity Management Microsoft Office 365 Microsoft Active Directory GF will provide these services to Company until an agreed date when Company will assume responsibility and provide them back to GF and AUS MI (per Schedule B).	Direct Bill	Calculated in accordance with historical practice	20
27	Mainframe services	Provide access to the mainframe computing contract with AToS.	Atos	Direct Bill	Calculated in accordance with historical practice	NA

7

28	Internet portal	Provide space on the Genworth website for the Company products and services. Provide re-directs and links to the Company-managed internet sites.	Amazon web services	COH	Calculated in accordance with historical practice	NA
29	Employee portal	Provide access to the internal application for employees to receive company news, review company policies, and access information on employee benefits and services.	LifeRay MaxxPotential TCS Sharepoint	Direct Bill	Calculated in accordance with historical practice	NA
30	Finance systems	Provide access to the Genworth applications used in recording and managing Genworth's financial performance. Included are general accounting (Accounts payable, general ledger, accounts receivable, purchase order processing), financial reporting, cash management, budgeting, account reconciliation, SEC filings, and tax systems.	TrinTech (AssureNet and Premium Pro) Oracle Hosted Solutions Oracle ERP MaxxPotential Cedent SAP (Concur) Costar Kofax (Markview) IBM (TM1) FIS (Treasury)	Direct Bill	Calculated in accordance with historical practice	4 and 6
31	Human Resources systems	Provide access to the Genworth applications used in managing employee and contractor information, including employee attributes, contractor attributes, organization structures, performance management, compensation planning, employee training, and employee payroll services	Workday	COH	Calculated in accordance with historical practice	59, 60, 61, and 63

8

32	Risk and Legal systems	Provide access to the Genworth applications used in managing legal invoicing and engagement workflows.	LIMS (Litigation) AIMS (Billing) Passport (replacing LIMS/AIMS) Barrie & Hibbert Scenario generator (Economic scenario generator) GEMS (Legal entity management system)	Direct Bill	Calculated in accordance with historical practice	NA
33	Sourcing	Negotiate and administer contracts with suppliers. Oversee the supplier management process, including the creation of management oversight reports.	Ariba CastleHill	Direct Bill	Calculated in accordance with historical practice	NA
34	Filenet	Provide access to Filenet licenses.	IBM	Direct Bill	Calculated in accordance with historical practice	NA
35	Datacenter Services	Manage the computing resources hosted within Genworth's on-premise data centers (Lynchburg, Raleigh, and Blythewood). Ensure that physical security and data center access is administered in a manner consistent with company policy. Provide administration of server, network, and storage hardware. Deploy security patches in manners that are consistent with security policy and mutually agreed upon change control protocols. Execute backups of the Company data. Provide assistance during disaster recovery drills as directed by the Company. Execute the Company recovery plans if a disaster is invoked.	VMWare RedHat Microsoft (operating system and patch management software) Commvault SolarWinds QAS authentication Randstad Compuware AToS NetApps Isilon Oracle (servers) Cisco (network and servers) GF will provide these services to Company until an agreed date when Company will assume responsibility.	Direct Bill	Calculated in accordance with historical practice	20

9

36	Network and network security
Administration of computing resources which enable Genworth to securely exchange electronic information both internally and externally. Includes local-area network (LAN), wide-area network (WAN), and the network operations center (NOC). Provides access to the remote access system.
Provide network access to the Company’s cloud computing environments.
Provide access to the network infrastructure to enable information exchanges between the Company and third Parties.
Network security includes data loss prevention, URL filtering, firewall, and intrusion prevention administration. Network security administers the Security Events and Information Manger system (SEIM). The SEIM is used by Security Operations Center to identify potential security incidents.
		Neustar Cisco Randstand MoJo AirTight (WIPS) PaloAlto RSA (secure tokens) Forcepoint (URL filterning) Solarwinds Scrutinizer NOVA Tuffin SkyHigh Forescout (NAC) Infloblox Cisco Umbrella OpenDNS Akips ForcePoint (DLP endpoints) GF will provide these services to Company until an agreed date when Company will assume responsibility (to include providing these services to AUS MI, per Schedule B).	Direct Bill	Calculated in accordance with historical practice	20

10

37	Security operations center
Provide access to the Computer Security Incident and Response Team (CSIRT). The team Identifies, analyzes, and responds to security incidents. CSIRT acts as a first-response unit when addressing confirmed incident incidents.

Response includes escalation to the security oversight team when appropriate.

Identify and report any misuse of the Company or Genworth branding, including domain names.
			CyberArk (password vault) IBM (Qradar) Sailpoint Randstad Raytheon GreyNoise Zerofox RecordedFuture MaxMind Cofense	COH	Calculated in accordance with historical practice	35 and 36, which are dependent on 20.
38	Information technology development program	The recruitment, training, and administration of ITDP members and interns. Eligible for ITDP and summer intern assignments.	NA	COH	Calculated in accordance with historical practice	NA

11

Risk

#	Service Category	Description of Services	Additional Information	Expense Type	Service Fee	Dependencies (Note Service #)
39	Crisis Management – BCP, Data Security	Provide resources, access to the tools and processes to respond and coordinate on incidents impacting multiple business units.		COH	Calculated in accordance with historical practice
40	Economic Capital Production & Aggregation	Provide inputs from shared holding company activity and risk aggregation for economic capital reporting and aggregation. Genworth will provide access to tools and technologies leveraged in the production of Economic Capital.		COH	Calculated in accordance with historical practice
41	IT and Cyber Risk Reporting	Provide reporting, metrics, and overall aggregation for IT Shared Services and MI specific technologies.		COH	Calculated in accordance with historical practice
42	Risk Reporting and Regulatory Filings
Provide risk support and production of required consolidated regulatory filings and coordinated responses for overall ERM activities.

Coordinate and provide consolidation of required enterprise ERM activity.

Provide market and macroeconomic inputs for use in various processes such as macroeconomic benchmarking and planning.
				COH	Calculated in accordance with historical practice
43	Model Risk Practices and Consult	Provide capability to include reviews of shared service models (investments, finance) as well as overall support and frameworks for MI.		COH	Calculated in accordance with historical practice

12

Legal

#	Service Category	Description of Services	Additional Information	Expense Type	Service Fee	Dependencies (Note Service #)
44	Legal and Compliance Meetings and Distribution Lists	Have the opportunity to participate in GF's Legal and Compliance meetings. GF includes legal and compliance staff on all GF legal and compliance distribution lists.		COH	Calculated in accordance with historical practice
45	Pay and Benefit Legal Support – Genworth Financial Plans	Provide legal counsel for historic and continuing participation in GF's payroll systems and benefit plans, as long as the Company participates in the applicable benefit plan. Legal representation is provided for any claim for benefits under a GF benefit plan regardless of when the claim arises.		COH	Calculated in accordance with historical practice
46	Employment-Related Legal Support	Provide advice and counsel on employment matters to include assistance with outside counsel selection, relationship management and executive compensation governance.		COH	Calculated in accordance with historical practice
47	Corporate Governance and Board of Directors Legal Support	Provide legal guidance and support services, including corporate filings, for U.S. domiciled entities. GF provides support for BOD meetings.		COH	Calculated in accordance with historical practice

13

48	Government Relations--Federal	Provide support and cooperation in accessing Government Officials to facilitate discussion or resolution of issues or developments of relevance to the Company; Access to GF’s Washington Office; Coordination to ensure harmonization of legal, regulatory and/or policy positions, including, but not limited to, tax issues and financial services involving GF and its affiliates, and the Company.	COH	Calculated in accordance with historical practice
49	Government Relations--State	Continued access to GF State Level Resources and Government Relations leaders.	COH	Calculated in accordance with historical practice
50	GF Ombudsman	Route all the Company -related inquiries received by the GF ombudsman to the Company's ombudsman.	COH	Calculated in accordance with historical practice
51	Watch List	Access to and use of GF's Watch List (OFAC, new Aquilan Patriot Manager software, etc.) and Watch List Database Search, used for security screening.	Direct Bill	Calculated in accordance with historical practice
52	Legal Technology	Access to GF’s licenses with Practicing Law Institute, which offers continuing legal education on demand, and Lexis, which offers a legal research portal	Direct Bill	Calculated in accordance with historical practice
53	Investments Legal Support	Legal support for investments activity involving the Company’s companies.	COH	Calculated in accordance with historical practice
54	Contract Reviews for Key Suppliers	Conduct contract reviews and negotiation for significant suppliers for which the Company receives benefits as affiliate of GFI	COH	Calculated in accordance with historical practice

14

55	Litigation Counsel Support	Provide support and strategy on material litigation matters involving the Company.	COH	Calculated in accordance with historical practice
56	IT Security Legal Support	Provide support and strategy on IT security matters involving the Company.	COH	Calculated in accordance with historical practice
57	Tax Legal Support	Provide legal support for tax matters involving the Company Group.	COH	Calculated in accordance with historical practice
58	SEC Filings Legal Support	Provide internal counsel support with respect to GF SEC filings, 10-Ks, 10-Qs, identifying forward-looking statements, etc.	COH	Calculated in accordance with historical practice

Human Resources

#	Service Category	Description of Services	Additional Information	Expense Type	Service Fee	Dependencies (Note Service #)
59	Payroll Administration	Services provided by the Payroll Department and OSV for pay delivery, payroll configuration, time tracking, tax filing, garnishment administration. Unemployment claims processing and employment/income verifications. Global payroll processing and support.	Workday OSV The Work Number – Equifax Celergo/ADP	COH	Calculated in accordance with historical practice

15

60	Health and Welfare Administration	Administration of the following programs: Medical, dental, vision, etc.; Group Life/STD/LTD/FMLA; STD/LTD/FMLA/PFL; Employee Assistance Program, Counseling and Resources for Parents, Virtual Fitness Classes, Wellness platform includes wellness challenges, tips, tracking & resources for employees; Employee assistance program; Tuition reimbursement; Student loan repayment; Financial planning services to employees, webinars and learning opportunities	Alight Bright Horizons Lincoln EY Virgin Pulse Humana/HRI Rethink Benefits Health Fitness Corporation AARP/UHC Evernorth/Cigna	COH	Calculated in accordance with historical practice
61	Recruiting Administration	Recruiters, job posting board costs, college recruiting fees & budget; Candidate screening tool; Interviews; Specialized contractors or short term work needs; Specialized contractors with the Company focus on Underwriting background or related roles; 3rd party background check vendor for all new hires (standard background & DMV for company car-eligible employees); Home sale & purchase support, moving assistance, lump sums for some eligible employees; External legal support & administration for employees with visa requirements including H1B, green card and other visa needs; Headcount	Workday Monument HireVue Sterling Serva	COH	Calculated in accordance with historical practice

16

62	Compensation and Equity Administration	Benchmarking surveys for compensation in related fields/industries to assure comp practices remain current and competitive; Compensation and equity administration.	Fidelity Mercer Principal Willis Towers Watson Fragoman	COH	Calculated in accordance with historical practice
63	Learning and Development	Learning configuration within the Workday tool to administer and track voluntary, required and compliance training courses; External resource library of technical and non-technical training classes, white papers, talks and other coursework.	Workday LinkedIn Learning	COH	Calculated in accordance with historical practice
64	401K Administration	401k plan and equity administration	Alight	COH	Calculated in accordance with historical practice
65	Other HR Administration	Virtual doctor visits for employees; 2nd opinion service for major medical diagnoses, available to employees & those they care for; Employee giving tool; tracks volunteer time, donations and company match	2nd MD UpLift	COH	Calculated in accordance with historical practice
66	HR Staff	Services provided by HR HQ Staff		COH	Calculated in accordance with historical practice

17

Investments

#	Service Category	Description of Services	Additional Information	Expense Type	Service Fee	Dependencies (Note Service #)
67	Compliance	IPS Monitoring and certification. Monitoring of IMA guidelines and reporting. Assist in Restricted List maintenance.		Direct Bill	Calculated in accordance with historical practice
68	Credit	Provide support for FAS91 process for structured assets.		Direct Bill	Calculated in accordance with historical practice
69	Portfolio Management	Provide quantitative services for Strategic Allocation and Portfolio Optimization.		Direct Bill	Calculated in accordance with historical practice
70	Trading	Execution of FX Hedging program trades. Provide assistance for new programs for IPR.		Direct Bill	Calculated in accordance with historical practice
71	Risk	Provide exposure limits monitoring and stress testing of the Company portfolios.		Direct Bill	Calculated in accordance with historical practice
72	Middle Office	Process FX Hedging trades in derivative trade system. Pricing of hedge program. Delivery of various reports.		Direct Bill	Calculated in accordance with historical practice	76, 77
73	Trade Operations	Process external trades in trading system for downstream reporting.		Direct Bill	Calculated in accordance with historical practice	76, 77
74	Reporting	Provide various reports from reporting universes. Supply analytical & descriptive data from trade system to reporting universes.		Direct Bill	Calculated in accordance with historical practice	76, 77
75	Data Governance	Pricing of assets on a daily & monthly basis. Daily maintenance of Fixed Income bond data and analytics in Trade system for downstream consumption.		Direct Bill	Calculated in accordance with historical practice

18

76	Accounting – FI	Provide Fixed Income accounting services: GL entries, schedules and financial reports from accounting system.	Direct Bill	Calculated in accordance with historical practice
77	Accounting – Deriv.	Provide accounting services: GL entries, schedules/financials and financial reports from Derivative accounting system.	Direct Bill	Calculated in accordance with historical practice
78	Systems	Provide access to various software systems within Investment framework. Execution of controls for system connectivity and job loads.	Direct Bill	Calculated in accordance with historical practice

19

SCHEDULE B
COMPANY SERVICES

#	Service Category	Description of Services	Additional Information	Expense Type	Service Fee	Dependencies (Note Service #)
	Database support – Mexico	Provide physical and logical administration of Mexico’s application databases. Includes the creation, deletion, backup, physical placement, and performance tuning of application databases. Includes server hardware and Oracle licensing.		Direct Bill
20	Office365/Active Directory	Directory and identity management services. Associate collaboration and communication tools which include email, instant messaging, and video conferencing services.

GF will provide these services to Company until an agreed date when Company will assume responsibility for these services and provide them back to GF and to AUS MI.

Microsoft Office 365
Proofpoint
Microsoft support
Microsoft Identity Manager
Mimecast
Paperclip
Randstand
Cofense

				Direct Bill	Fee basis to be agreed upon by GF and Company.	NA
25	Infrastructure shared services

Company will provide technical assistance to GF outsourcing vendor as needed for the following services:

Provide the application infrastructure for the Company applications, including application load balancing, certificate management, and federated identity.
Administer the change management and control processes when deploying Genworth-wide infrastructure changes.

GF will provide these services to Company until an agreed date when Company will assume responsibility for these services. Company will provide full infrastructure shared services back to AUS MI only (and not to GF).
 .

Druva (cloud backups)
MarkMonitor
Ping
F5 Networks
TCS
Sirius
				Direct Bill	Fee basis to be agreed upon by GF and Company.
26	Collaboration technologies

Provide access to the company’s directory service application for network authentication and technology entitlements.

Provide access to the company’s collaboration suite, which includes email, email archival, instant message, video conferencing and document sharing applications.

 GF will provide these services to Company until an agreed date when Company will assume responsibility for these services and provide them back to GF and to AUS MI.

Microsoft Teams
Microsoft Sharepoint
Microsoft Identity Management
Microsoft Office 365
Microsoft Active Directory
				Direct Bill	Fee basis to be agreed upon by GF and Company.

20

35	Technical Assistance for Datacenter Services
Company will provide technical assistance to GF outsourcing vendor as needed for the following services:

Manage the computing resources hosted within Genworth's on-premise data centers (Lynchburg, Raleigh, and Blythewood).
Ensure that physical security and data center access is administered in a manner consistent with company policy.

Provide administration of server, network, and storage hardware. Deploy security patches in manners that are consistent with security policy and mutually agreed upon change control protocols.

Execute backups of the Company data.

Provide assistance during disaster recovery drills as directed by the Company. Execute the Company recovery plans if a disaster is invoked.

This service will commence at a future date as agreed by GF and Company.

VMWare
RedHat
Microsoft (operating system and patch management software)
Commvault
SolarWinds
QAS authentication
Randstad
Compuware
AToS
NetApps
Isilon
Oracle (servers)
Cisco (network and servers)
Fee basis to be agreed upon by GF and Company.

21

36	Network and network security
Company will provide technical assistance to GF outsourcing vendor as needed for the following services:

Administration of computing resources which enable Genworth to securely exchange electronic information both internally and externally. Includes local-area network (LAN), wide-area network (WAN), and the network operations center (NOC). Provides access to the remote access system.
Provide network access to the Company’s cloud computing environments.
Provide access to the network infrastructure to enable information exchanges between the Company and third Parties.
Network security includes data loss prevention, URL filtering, firewall, and intrusion prevention administration. Network security administers the Security Events and Information Manger system (SEIM). The SEIM is used by Security Operations Center to identify potential security incidents.

This service will commence at a future date as agreed by GF and Company. Full network and network security services will be provided to AUS MI (and not to GF).

Neustar
Cisco
Randstand
MoJo AirTight (WIPS)
PaloAlto
RSA (secure tokens)
Forcepoint (URL filtering)
Solarwinds
Scrutinizer
NOVA
Tuffin
SkyHigh
Forescout (NAC)
Infloblox

Cisco Umbrella OpenDNS
Akips
ForcePoint (DLP endpoints)
Fee basis to be agreed upon by GF and Company.

22

Schedule C
EXCLUDED SERVICES

#	Service Category	Description of Services	Additional Information	Expense Type	Service Fee	Dependencies (Note Service #)

Corporate Insurance Program	In the event that Company executes an Initial Public Offering, as and from the effective date of the IPO, GF will not provide Company with administration or coverage via GF’s Director and Officer Insurance Program	NA

23